Exhibit 1

Nissin Information

March 18, 2004

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

Dear investors

     We expect our earnings results for the current fiscal year to be more favorable than the forecasts announced at the end of the 3rd quarter of this fiscal year, despite the depressed economic climate in which we operate.

     We believe in acknowledging and further developing the loyalty of our shareholders. Consistent with this belief, we will increase our regular year-end dividend for the fiscal year ending March 31, 2004.

1.     Business Results as of February 2004

     The business results as of February 2004 are as follows:

     Loans receivable

	(Unit : million yen)
	03/02	04/02	YoY

Consumer loans + VIP loans	42,797	36,980	-13.6%
Consumer loans	33,060	26,369	-20.2%
VIP loans	9,736	10,610	+9.0%
Wide loans	64,007	58,812	-8.1%
Small business owner loans + Business Timely loans	71,119	76,043	+6.9%
Small business owner loans	53,276	57,147	+7.3%
Business Timely loans	17,843	18,896	+5.9%
Secured loans	1,130	5,369	+375.0%
Notes receivable	16	423	+2538.4%
Total loans receivable	179,071	177,628	-0.8%

* Bankrupt and delinquent loans receivable are included in the total balance of loans receivable.

     (For details please refer to the monthly data for February 2004)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
I R homepage address: http://nissin.web-ir.jp/
Investors Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-5099, E-mail: info-ir@nissin-f.co.jp

Nissin Information

2.     Announcement of year-end dividend for the fiscal year 2003

     Our Board of Directors on 16 March, 2004 adopted a resolution to increase our regular year-end dividend for the current fiscal year, of ¥4.75 per share, which is ¥1 greater than initially planned. Accordingly, dividend payments for the entire fiscal year will amount to ¥8.5 per common share.

     The increased dividend will become effective following our authorization at Nissin’s next Annual General Meeting of Shareholders, scheduled for late June 2004.

     Dividend Payments for the Fiscal Year Ending March 31, 2004

	Interim	Year-end	Total annual
	per-share amount	per-share amount	per-share amount

As planned previously (November 4, 2003)	¥3.75	¥3.75	¥7.5
As revised today (March 16, 2004)	¥3.75	¥4.75	¥8.5
As distributed for the prior year (Year ended March 2003)	¥6.5	¥8.5	¥15

     Note: Nissin carried out a 2-for-1 stock split on May 20, 2003. Dividend per-share amounts for the year ended March 31, 2003 have not been retroactively adjusted.

[Statements About Future Projections]

     The statements contains forward-looking statements concerning the Company’s intentions, belief, current and future projections, and the management’s intention, beliefs, current and future projections concerning business performances and financial conditions. All of these statements about the future represent our estimates based on information available at this time. Therefore, these statements do not guarantee any future results but involve potential risks and uncertainties, and that because of various factors, actual results may differ significantly from the statements about future projections. Potential risks and uncertainties that could cause our actual results to differ materially from our expectations include, among other things:

•	the effect of weak domestic economic conditions, including changes in personal bankruptcy rates;

•	competition from large consumer finance companies and other financial institutions;

•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms;

•	potential changes to legislation, including restrictions on interest rates, to regulations for the money lending business and to government policy, including Japan’s monetary policy;

•	our exposure to negative publicity for the consumer or business finance industries generally or us specifically;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and

•	reliability of information or technological systems and networks.

     Our expectations expressed in these forward-looking statements may not turn out to be correct, and our actual results could materially differ from and be worse than our expectations.

     (For details please refer to the press release made on March 16, 2004)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
I R homepage address: http://nissin.web-ir.jp/
Investors Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-5099, E-mail: info-ir@nissin-f.co.jp